UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MEMBERSHIP COLLECTIVE GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 29, 2022

To Our Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Membership Collective Group Inc., which will be held on June 22, 2022 at 11:00 a.m. Eastern Time (4:00 p.m. British Summer Time) at Soho Works Dumbo located at 55 Water Street, Brooklyn, NY 11201, United States and virtually via live webcast at www.virtualshareholdermeeting.com/MCG2022, where you will be able to listen to the meeting live, submit questions and vote online. The attached Notice of the Annual Meeting and proxy statement contains information about matters to be considered at the Annual Meeting and instructions regarding how to attend the Annual Meeting either in person or online.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning a proxy card so that your shares are represented. Voting in advance will mean that you are represented at the Annual Meeting regardless of whether or not you join the Annual Meeting.

We look forward to your attendance at the Annual Meeting.

Sincerely,

/s/ Nick Jones

Nick Jones

Founder and Chief Executive Officer

MEMBERSHIP COLLECTIVE GROUP INC.

180 STRAND

LONDON, WC2R 1EA

UNITED KINGDOM

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2022

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of Membership Collective Group Inc., a Delaware corporation, will be held in person at Soho Works Dumbo located at 55 Water Street, Brooklyn, NY 11201, United States and via a live webcast at www.virtualshareholdermeeting.com/MCG2022 on June 22, 2022, at 11:00 a.m. Eastern Time (4:00 p.m. British Summer Time).

During the Annual Meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of the four Class I directors named in the proxy statement and the election of one director named in the proxy statement to serve the remaining term as a Class II director;

2.	the ratification of the appointment of BDO LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2023; and

3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Beginning on or about April 29, 2022, we will send to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote your shares and how to attend the Annual Meeting virtually. If you did not receive such Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement.

Stockholders of record at the close of business on April 25, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting.

YOUR VOTE IS IMPORTANT.

You may cast your vote by attending the Annual Meeting and voting in person or over the Internet, by telephone, or by completing and mailing a proxy card. If you plan to attend in person, you will need to provide proof of share ownership, such as an account or brokerage statement, and a form of personal identification in order to vote your shares. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend.

You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 5 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2022

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022, are available at www.proxyvote.com.

You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet

Availability of Proxy Materials to access the Company’s materials and vote through www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

/s/ Ben Nwaeke

Ben Nwaeke, Chief Legal Officer and Corporate Secretary

London, United Kingdom—April 29, 2022

MEMBERSHIP COLLECTIVE GROUP INC.

180 Strand

London, WC2R 1EA

United Kingdom

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2022

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors (the “Board of Directors” or the “Board”) of Membership Collective Group Inc., a Delaware corporation (“MCG” or the “Company”), is soliciting proxies for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 22, 2022, at 11:00 a.m. Eastern Time (4:00 p.m. British Summer Time) at Soho Works Dumbo located at 55 Water Street, Brooklyn, NY 11201, United States and via a live webcast at www.virtualshareholdermeeting.com/MCG2022, where you will be able to listen to the meeting live, submit questions, and vote online. Stockholders unable to attend in person may attend the Annual Meeting virtually. The Notice of Internet Availability of Proxy Materials was first furnished to stockholders on or about April 29, 2022. Electronic copies of this Proxy Statement and the Annual Report for the year ended January 2, 2022 are available at www.proxyvote.com.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 25, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 60,767,464 shares of Class A common stock outstanding and entitled to vote and 141,500,385 shares of Class B common stock outstanding and entitled to vote. Holders of the Company’s Class A common stock are entitled to one vote for each share held as of the Record Date. Holders of the Company’s Class B common stock are entitled to ten votes for each share held as of the Record Date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present or represented by proxy, will constitute a quorum for the transaction of business. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting (either in person or virtually) or if you have properly submitted a proxy. Abstentions and “broker non-votes” (as explained below) will be counted in determining whether there is a quorum.

For Proposal No. 1—Election of Directors, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the four Class I director nominees and the Class II director nominee receiving the highest number of  “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

For Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm, requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present at the Annual Meeting or represented by proxy. Abstentions will count the same as votes against Proposal No. 2. There will be no broker non-votes with respect to Proposal No. 2 because a broker may exercise its discretion to vote for or against the proposal in the absence of instruction from its clients.

Voting Your Shares

You may vote in person or online during the Annual Meeting, or prior to the Annual Meeting by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or proxy card, or by completing, dating, signing and promptly returning your proxy card. If your shares are held through a bank, broker or other nominee (a “broker”), you should follow the voting instructions provided by broker. All properly executed and delivered proxies will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, and, in the case of the election of directors, as a vote “for” the election of each of the nominees presented by the Board.

If you attend the Annual Meeting in person, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting. If your shares are held through a broker, you will be required to present a legal proxy from such broker to vote your shares in person at the Annual Meeting. If you will attend the Annual Meeting virtually, you may vote by logging into www.virtualshareholdermeeting.com/MCG2022 with your 16-Digit Control Number provided on your Notice of Internet Availability of Proxy Materials or proxy card.

Broker Non-Votes

If your shares are held through a broker, you are considered the beneficial owner of those shares. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, only Proposal No. 2 is considered a “routine” proposal.

Information about Attending the Annual Meeting in Person or Virtually

Stockholders are entitled to attend the Annual Meeting in person or virtually. Stockholders attending virtually will be able to submit questions and comments and vote online during the meeting. In the event of a technical malfunction or other problem that disrupts the Annual Meeting, the Company may adjourn, recess, or take such other action that the Company deems appropriate considering the circumstances. If you encounter any difficulties accessing the virtual meeting during the Annual Meeting, please call the technical support number indicated on the virtual meeting website.

Stockholders who choose to attend the Annual Meeting in person should be prepared to present valid government-issued photo identification, such as a driver’s license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you must provide proof of beneficial ownership on the Record Date, such as your account statement showing that you owned our common stock as of April 25, 2022, a copy of the voting instruction form provided by your broker, or other similar evidence of ownership.

Stockholders who choose to attend on a virtual basis may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/MCG2022, where stockholders may vote and submit questions during the Annual Meeting. Please have your 16-Digit Control Number, provided on your Notice of Internet Availability or Proxy Card, to join the Annual Meeting.

Only holders of our common stock at the close of business on the Record Date will be permitted to ask questions during the Annual Meeting. If you cannot attend the meeting in person and wish to submit a question, on the day of the Annual Meeting, you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/MCG2022 and type your question for consideration into the field provided in the web portal. To allow us to answer questions from as many stockholders as possible, we limit each stockholder to one question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. More information on submitting questions at the Annual Meeting will be posted on the virtual meeting website.

In accordance with Delaware law, for the 10 days prior to our Annual Meeting, a list of registered holders entitled to vote at our Annual Meeting will be available for inspection in our offices at 180 Strand, London, WC2R 1EA. Please contact Ben Nwaeke, the Corporate Secretary at shareholderlist@membershipcollectivegroup.com for an appointment to inspect the list. Stockholders will also be able to access the list of registered holders at the Annual Meeting in person and electronically through the virtual meeting website.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and its directors, officers or employees (for no additional compensation) may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy has the power to revoke such proxy prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a written notice delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. Eastern Time on June 21, 2022, by a subsequent proxy card that is signed by the person who signed the earlier proxy and is delivered to the Company by June 21, 2022, or by attendance at the Annual Meeting and voting online. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly for further instructions.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a broker, you should contact the nominee concerning householding procedures.

Electronic Delivery of Proxy Materials to Stockholders

Beginning on or about April 29, 2022, we distributed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com.

Certain Defined Terms

As used in this Proxy Statement, unless the context otherwise requires:

•	“IPO” refers to the Company’s initial public offering, which closed on July 19, 2021.

•	“Sponsor” refers to The Yucaipa Companies, LLC.

•

“Voting Group” refers collectively to our founder and Chief Executive Officer, Mr. Nick Jones, one of our directors, Mr. Richard Caring, and certain affiliates of our sponsor, The Yucaipa Companies, LLC (“Yucaipa”), and its founder and our executive chairman and a director, Ron Burkle (and, in each case, certain affiliates and family members), acting together as a group pursuant to the provisions of a Stockholders’ Agreement between us and each member of the Voting Group, so long as the Voting Group owns a requisite percentage of our total outstanding common stock.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board of Directors is presently comprised of thirteen (13) directors, who are divided into three classes designated as Class I, Class II and Class II, with staggered, three-year terms. At the Annual Meeting, our stockholders will elect four Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2025 and one director currently serving in Class I to serve the remaining term as a Class II director, with a term expiring at the annual meeting of stockholders to be held in 2023. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Class I directors standing for election at the Annual Meeting are Mr. Ron Burkle, Mr. Nick Jones, Mr. Andrew Carnie and Mr. Richard Caring. Mr. Bippy Siegal, who is currently a Class I director, will be standing for election to the remaining term as a Class II director. Class II directors will stand for re-election at the 2023 annual meeting of stockholders and Class III directors will stand for re-election at the 2024 annual meeting of stockholders.

All nominees currently serve on our Board of Directors and have consented to be named in this proxy statement. Each of the nominees for election to Class I is currently a director of the Company. If any of the nominees is unable to serve or for good cause will not serve (a contingency which the Board does not expect to occur), the proxies will be voted for a substitute nominee chosen by the present Board. In such situation and in any other situation in which a nominee will not serve, the present Board may also (i) reduce the size of the Board or (ii) maintain the size of the Board and the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy or vote for just the remaining nominee or nominees, leaving a vacancy or vacancies that may be filled at a later date by the Board.

Information Regarding Nominees and Continuing Directors

The following table sets forth information with respect to our directors, including the five nominees for election at the Annual Meeting:

Name	Age	Director Since	Board Committees
Class I Directors—Nominees for Election at the Annual Meeting

Mr. Ron Burkle	69	2012	Compensation
Mr. Nick Jones	58	1995
Mr. Andrew Carnie	48	2020	Innovation, Digital and Content
Mr. Richard Caring	74	2008
Mr. Bippy Siegal (Standing for Election as a Class II Director)	54	2019	Nominating and Corporate Governance

Class II Directors—Term Expiring at the 2023 Annual Meeting

Mr. Mark Ein	57	2018	Audit (Chair)
Mr. Yusef D. Jackson	51	2021	Compensation (Chair)
Mr. Ben Schwerin	43	2021	Innovation, Digital and Content
Ms. Alice Delahunt	35	2021	Audit; Innovation, Digital and Content

Class III Directors—Term Expiring at the 2024 Annual Meeting

Mr. Joe Hage	59	2020	Compensation; Nominating and Corporate Governance (Chair)
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	39	2021	Culture; Nominating and Corporate Governance
Ms. Dasha Zhukova	40	2021	Culture
Ms. Nicole Avant	54	2021	Audit; Culture

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

Nominees for Election as Class I Directors

Mr. Ron Burkle has been a member of the Soho House Board and the executive chairman since 2012. He founded The Yucaipa Companies, an investment firm, in 1986 and is widely recognized as one of the most successful investors in the hospitality, retail, distribution, automotive, technology, entertainment, and sports sectors. He is a controlling stockholder of a number of businesses and a trustee of some key philanthropic organizations. Ron has served as chairman or a director on the boards of numerous other companies including Americold, Golden State Foods, Dominick’s, Fred Meyer, Ralphs and Food4Less. We believe Ron is qualified to serve as a member of our Board due to his deep experience, including in the finance and hospitality industries.

Mr. Nick Jones is the founder and chief executive officer of Soho House and has been a member of the Soho House Board since its inception. He opened Café Boheme on Old Compton Street in 1992 in London’s Soho, and went on to open the first House, Greek Street, in the space above in 1995. Nick has overseen every step of the growth of Soho House. He was awarded an MBE in the Queen’s 2017 New Year’s Honours List. We believe Nick Jones is qualified to serve as a member of our Board as a long term founder of the business, and due to his deep experience across all areas of the business including his membership and hospitality experience.

Mr. Andrew Carnie has served as President of Soho House since September 2020. He previously served as the Chief Commercial Officer of Soho House from June 2019 to September 2020. From November 2013 to April 2019, Andrew worked in various positions at Anthropologie Group, a retail apparel and accessories company, including as President from April 2018 to April 2019. We believe Andrew is qualified to serve as a member of our Board due to his experience in the retail and consumer industries.

Mr. Richard Caring has been a member of the Soho House Board since 2008. After starting out as one of the first fashion manufacturers to supply UK and US retailers from Hong Kong and China, he now holds diverse business interests in restaurants, hotels, private members’ clubs and property, including as owner of the Caprice Group, a restaurant holding company, since 2005. He currently serves as chairman of The Ivy Collection Group, The Caprice Group, The Birley Group and The Bills Restaurant Group. We believe Richard is qualified to serve as a member of our Board due to his deep experience in the finance and hospitality industries.

Nominee for Election as Class II Director

Mr. Bippy Siegal is the founder and Chief Executive Officer of Raycliff Capital, a private equity and venture capital firm, since 2002. He has been a member of the Soho House Board since August 2019 and also serves on the board of directors of Simon Properties Group Acquisition Holdings, Inc. Bippy’s real estate and hospitality experience spans the US, Europe and Middle East, with notable developments including the Surf Club in Miami and Solage in Napa Valley. Bippy is also the founder of Modern Bank and has served as Chairman of its parent company, Modern Financial, Inc., since its inception in 2006. Bippy attended Boston University. Bippy is currently involved in numerous philanthropic initiatives, is a life member of The Council on Foreign Relations and is a former trustee of his alma mater, Boston University (2007-2018). We believe Bippy is qualified to serve as a member of our Board due to his extensive experience in the real estate and hospitality industries.

Continuing Directors—Class II Directors

Mr. Mark Ein is currently the founder, chairman and chief executive officer of Capitol Investment Corp, Venturehouse Group, LLC and Leland Investment Co., private equity and family office firms. Earlier in his career, Mark worked for The Carlyle Group, Brentwood Associates, and Goldman, Sachs & Co. Mark has a BS in economics from the University of Pennsylvania and a MBA from Harvard Business School. Mark currently serves as Chairman of the Boards of Lindblad Expeditions Holdings, Inc. and of Kastle Systems, and is on the

boards of Custom Truck One Source and Doma Holdings, Inc. He has leadership roles and is deeply involved in a wide range of civic and philanthropic organizations and MDE Sports, which he wholly owns, includes the Citi Open tennis tournament, the Washington Justice esports team in the Overwatch League and the Washington City Paper, a storied newspaper founded in 1981. Mark has been a member of the Soho House Board since August 2018. We believe Mark is qualified to serve as a member of our Board due to his experience in the finance industry.

Mr. Yusef D. Jackson joined Aventiv Technologies, a diversified technology company, in 2021 as senior executive and advisor to the executive leadership and ownership team. A private investor, attorney, entrepreneur, and corporate advisor, Yusef has more than 25 years of leadership experience with a diverse range of industries including beverage distribution, media, and technology with companies including Chicago-based River North Sales & Service, Florida’s Progressive Distribution, Radar Magazine and Radar Online, and others. He maintains a close connection with the fight for dignity, civil rights, and economic justice for disenfranchised people through his work with the Rainbow Push Coalition and Jackson Legacy Foundation. In addition, Yusef serves as Director on the Board of the Children’s Choir of Chicago, and is a member of the Board of Trustees for the Virginia Athletics Foundation. We believe Yusef is qualified to serve as a member of our Board due to his leadership and strategic qualifications and experience in the finance and consumer sectors.

Mr. Ben Schwerin has worked at Snap, Inc., a camera and social media company, since January 2015, serving in a variety of roles including Vice President of Partnerships and Senior Vice President, Content & Partnerships. Ben holds a BA from Cornell in Psychology. We believe Ben is qualified to serve as a member of our Board due to his experience in the technology industry.

Ms. Alice Delahunt previously served as Chief Digital & Content Officer at Ralph Lauren, a global leader in the design, marketing, and retail of premium lifestyle products, from 2018 until March 2022. As Chief Digital Officer, she oversaw all facets of the Digital experience including Digital Commerce, Digital Marketing, User Experience Design and Product streams. As Chief Content Officer, Alice led the teams responsible for Ralph Lauren’s global advertising campaigns and content teams. Prior to Ralph Lauren, Alice worked at Burberry, a British luxury fashion company, from 2011 to 2018, serving in a variety of roles, including as Director of Digital Marketing and Innovation. Alice graduated from Trinity College Dublin with a BA in Marketing and Politics. Today, she sits on the Board of the Business School at Trinity College. We believe Alice is qualified to serve as a member of our Board due to her experience in digital transformation.

Continuing Directors—Class III Directors

Mr. Joe Hage has served as the managing partner of Joseph Hage Aaronson, a law firm, since March 2013. Prior to becoming a barrister, Joe qualified as a chartered accountant with PricewaterhouseCoopers. Joe is the founder of HENI Group, an international art services business working with leading artists and estates across publishing, printmaking, digital, film and art research and analysis. Joe graduated from University of York, England with a BA in philosophy and went on to do postgraduate research in Philosophy at the University of Cambridge. Joe is founder director of Palm NFT Studios, a new NFT ecosystem for culture and creativity which provides bespoke creative services for artists and rights holders looking to establish NFT marketplaces. Joe has been a member of the Soho House Board since April 2020. We believe Joe is qualified to serve as a member of our Board due to his management experience, as well as his expertise in legal matters.

Her Excellency Sheikha Al Mayassa bint Hamad Al-Thani has been a member of the Soho House Board since August 2020. Since April 2010, Her Excellency Sheikha Al Mayassa has served as the Chairperson of the Doha Film Institute, and as the Chairperson of Reach Out To Asia since 2005. Her Excellency Sheikha Al Mayassa holds an Executive MBA from HEC Paris in Qatar, a Master’s degree in Human Rights from University College London and a bachelor’s degree from Duke University. Her Excellency Sheikha Al Mayassa currently serves on the Board of Trustees of the Qatar Museums Authority. We believe Her Excellency Sheikha Al Mayassa is qualified to serve as a member of our Board due to her strategic and operational experience.

Ms. Dasha Zhukova has been working in residential rental development since 2017 and incorporated RAY LLC, an architectural design firm, in 2019 where she is the owner and managing member. Dasha founded the Garage Museum of Contemporary Art in 2008 and Garage Magazine in 2011, and has continued her work with both to present day. Dasha graduated from the University of California, Santa Barbara with degrees in Slavic Studies and Literature. Dasha currently serves on the board of directors of The Shed and on the Board of Trustees of the Los Angeles County Museum of Art and the Metropolitan Museum of Art. We believe Dasha is qualified to serve as a member of our Board due to her leadership and production experience.

Ms. Nicole Avant is the former United States Ambassador to The Commonwealth of The Bahamas, serving from 2009-2011. Before that, she served as Vice President of Interior Music Publishing. Nicole graduated from California State University, Northridge with a degree in Communications, is currently a critically acclaimed film producer and serves on the Board of Trustees at the Los Angeles County Museum of Art and as Board Chair Emeritus for A Sense of Home. We believe Nicole is qualified to serve as a member of our Board due to her extensive leadership experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

CORPORATE GOVERNANCE

Controlled Company

We are a “controlled company” under the rules of the New York Stock Exchange (“NYSE”) because more than 50% of the combined voting power of our common stock is held by the Voting Group. Additionally, pursuant to the Stockholders’ Agreement, the Voting Group, of which Yucaipa forms a part, owns 141,500,385 shares of Class B common stock representing approximately 95.9% of the combined voting power of our common stock outstanding and will agree to vote with the other members of the Voting Group in favor of the election of directors nominated by members of the Voting Group pursuant to the terms of the Stockholders’ Agreement. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.” So long as the Voting Group owns a requisite percentage of shares of our total outstanding common stock and the Stockholders’ Agreement remains in effect, the Voting Group and individual members thereof will have the ability to nominate certain individuals to be included in the nominees recommended by our Board for election and to elect such individuals to our Board. Once the Voting Group owns less than 15% of the shares our total outstanding common stock, all remaining shares of Class B common stock will automatically convert on a one-for-one basis into shares of Class A common stock, however the Voting Group will continue to be entitled to certain board nomination rights for so long as it continues to own at least 9% of the shares of our total outstanding common stock; provided, however, that in the event at any time either Mr. Caring or Mr. Jones (in the case of Mr. Jones, at such time as Mr. Jones is not also our Chief Executive Officer) (including their respective affiliates and family members) shall own less than 5% of our total outstanding shares of common stock, such member shall no longer have the nominee designation rights set forth above and such designation shall instead be made by Yucaipa.

We intend to rely upon the “controlled company” exception relating to the Board and committee independence requirements under the listing rules of the NYSE. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our Board consist of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the Audit Committee. Each member of our Audit Committee is independent.

Stockholders Agreements

Pursuant to the Stockholders Agreement, described under “Certain Relationships and Related Party Transactions—Stockholders Agreement,” Yucaipa will agree to vote with the other members of the Voting Group in favor of the election of directors nominated by members of the Voting Group pursuant to the terms of the Stockholders Agreement. So long as the Voting Group owns a requisite percentage of shares of our total outstanding common stock and the Stockholders Agreement remains in effect, the Voting Group and individual members thereof will have the ability to nominate certain individuals to be included in the nominees recommended by our Board for election and to elect such individuals to our Board. Once the Voting Group owns less than 15% of the shares our total outstanding common stock, all remaining shares of Class B common stock will automatically convert on a one-for-one basis into shares of Class A common stock, however the Voting Group will continue to be entitled to certain board nomination rights for so long as it continues to own at least 9% of the shares of our total outstanding common stock; provided, however, that in the event at any time either Mr. Caring or Mr. Jones (in the case of Mr. Jones, at such time as Mr. Jones is not also our Chief Executive Officer) (including their respective affiliates and family members) shall own less than 5% of our total outstanding shares of common stock, such member shall no longer have the nominee designation rights set forth above and such designation shall instead be made by Yucaipa.

For purposes of the Stockholders Agreement, the Voting Group, which as of the Record Date collectively hold 96.1% of the combined voting power of the Company, is entitled to designate nine directors as its nominees. The Voting Group may only designate an individual or individuals to the extent its designee(s) is up for election at an annual meeting.

Composition of our Board of Directors

In accordance with our amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Leadership Structure of the Board of Directors

Ron Burkle serves as the Chairman of our Board of Directors. The positions of Chairman of the Board and Chief Executive Officer are presently separated. We believe this arrangement, at this time, allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our bylaws and corporate governance guidelines, which do not require that our Chairman and Chief Executive Officer positions be separate, allow our Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel, and other factors.

Director Independence

To qualify as “independent” under NYSE listing standards and the rules and regulations of the SEC, a director must meet objective criteria set forth in NYSE listing standards, and the Board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director. The NYSE independence criteria include that the director must not be our employee and must not have engaged in various types of business dealings with us. The Board will review all direct and indirect business relationships between each director (including his or her immediate family) and us, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The Board has determined that each of Mssrs. Ein, Hage, Jackson and Schwerin and Msses. Avant, Delahunt and Zhukova and Her Excellency Hamad Al-Thani are independent under the rules of the SEC and the NYSE.

Evaluations of the Board of Directors

The Board of Directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the Nominating and Corporate Governance Committee. The Board of Directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the Board of Directors or any committee thereof or of the directors.

Meetings of the Board of Directors

Our Board of Directors has, since the IPO, held two meetings during the year ended January 2, 2022. During such year, each person currently serving as a director (other than Mr. Caring) attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Company’s Annual Meeting.

Committees of the Board of Directors

Our Board of Directors has established five standing committees: Audit Committee, Compensation

Committee, Nominating and Corporate Governance Committee, Innovation, Digital and Content Committee and Culture Committee. The first three committees operate pursuant to a written charter that has been approved by our Board of Directors. A copy of the current charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is available on our website at www.membershipcollectivegroup.com by selecting the “Governance” link and then the “Governance Documents” link. The Audit Committee met two times in fiscal year 2021, the Compensation Committee met once in fiscal year 2021 and the Nominating and Corporate Governance Committee met once in fiscal year 2021.

Committee Composition

Audit Committee

Our Board of Directors has an Audit Committee and our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:

•	the integrity of the company’s consolidated financial statements and financial and accounting processes;

•	compliance with the audit, internal accounting and internal controls requirements by the company and its subsidiaries;

•	the independent auditor’s qualifications, independence and performance;

•

the performance of the internal accounting and financial controls of the company and its subsidiaries (including monitoring and reporting by subsidiaries) and the function of the internal audit departments of the company and its subsidiaries;

•	the company’s legal and regulatory compliance and ethical standards; and

•

procedures to receive, retain and treat complaints regarding accounts; internal accounting controls or auditing matters and to receive confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules of the NYSE. Our Board of Directors has determined that Mr. Ein is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Under the rules of the SEC and the NYSE, members of the Audit Committee must also meet heightened independence standards. Our Board of Directors has determined that each of Mr. Ein and Msses. Avant and Delahunt are independent under these heightened Audit Committee independence standards. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

Compensation Committee

Our Board of Directors has a Compensation Committee and our Board of Directors has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions are generally to:

•	review and approve annually corporate goals and objectives, including financial and other performance targets, relevant to chief executive officer and executive officer compensation;

•

review and approve annually corporate goals and objectives, including financial and other performance targets, relevant to compensation paid to the other executive officers and key employees of the company and its subsidiaries;

•

review, approve and, when necessary, make recommendations to the Board regarding the company’s compensation plans, including with respect to incentive compensation plans and share-based plans, policies and programs;

•

review and administer the company’s share incentive plans and any other share-based plan and any incentive-based plan of the company and its subsidiaries, including approving grants and/or awards of restricted stock, stock options and other forms of equity-based compensation under any such plans to executive officers;

•

review and approve, for the chief executive officer and other executive officers of the company, when and if appropriate, employment agreements, severance agreements, consulting agreements and change in control or termination agreements;

•	prepare the Compensation Committee report required to be included in an annual report or proxy statement, as required by applicable SEC and NYSE rules;

•	review periodically the company’s compensation plans, policies and programs to assess whether such policies encourage excessive or inappropriate risk-taking or earnings manipulation;

•

review the results of any advisory stockholder votes on executive compensation and consider whether to recommend adjustments to the company’s executive compensation policies and practices as a result of such vote; and

•	monitor compliance with stock ownership guidelines for the chief executive officer and other executive officers of the company.

The majority of the members of our Compensation Committee has been determined to be independent under the applicable rules and regulations of the NYSE, after considering the additional factors relevant to the independence of Compensation Committee members under the applicable standards of the SEC and the NYSE, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee and our Board of Directors has adopted a Nominating and Corporate Governance Committee Charter which provides that the purposes of the Nominating and Corporate Governance Committee are to:

•

identify, evaluate and recommend individuals qualified to become members of Board or the boards of directors of material operating subsidiaries of the company (each, a “Subsidiary Board”), consistent with criteria approved by our Board or Subsidiary Boards, as applicable;

•

select, or recommend that our Board or any Subsidiary Board select, the director nominees to stand for election at each annual general meeting of stockholders of the company or any subsidiary or to fill vacancies on our Board or any Subsidiary Board, as applicable;

•	develop and recommend to our Board a set of corporate governance guidelines applicable to the company and its subsidiaries; and

•	oversee the annual performance evaluation of our Board and the Subsidiary Boards and each of their respective committees and management.

The majority of the members of our Nominating and Corporate Governance Committee have been determined to be independent under the applicable rules and regulations of the NYSE. The Nominating and Corporate Governance Committee also recommends directors eligible to serve on all committees of our Board and committees of the Subsidiary Boards, as applicable. The Nominating and Corporate Governance Committee also reviews and evaluates all stockholder director nominees.

Board Membership Criteria

The Board and the Nominating and Corporate Governance Committee will determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. The Board and the Nominating and Corporate Governance Committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In considering candidates, the Board and the Nominating and Corporate Governance Committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Board and the Nominating and Corporate Governance Committee review candidates for director nomination in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Board and the Nominating and Corporate Governance Committee consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Membership Collective Group to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board and the Nominating and Corporate Governance Committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board and the Nominating and Corporate Governance Committee also determine whether the nominee must be independent for purposes of any stock exchange on which any of the Company’s capital stock is listed.

Innovation, Digital and Content Committee

Designed to continue our ambition to pioneer new and creative experiences and content across its membership brands, the Innovation, Digital and Content Committee benefits from the appointed directors’ leadership and expertise in digital communication to improve members experience and engagement with digital and mobile app-based platforms.

Culture Committee

In recognition of our relentless focus to remain relevant and representative of the communities it operates in now and in the future, the Culture Committee helps reflect and champion local hospitality, entertainment, art and design, history and culture across all aspects of our operations, authentically and sensitively. The committee also challenges our commitments and progress in maintaining an inclusive and positive employee culture, specifically the diversity and inclusion goals across its group of companies.

Compensation Committee Interlocks and Insider Participation

Except for Ron Burkle, none of the members of the Compensation Committee who presently serve, or in the past year have served, on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships with us which would require disclosure under the SEC rules relating to certain relationships and related person transactions. For more information concerning a related person transactions, please see below under “Certain Relationships and Related Person Transactions.”

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board of Directors does not have a standing risk management committee, but rather we administer this oversight function directly through our Board of Directors as a whole. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with environmental, social and governance matters and diversity, equity and inclusion, and our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage unnecessary risk taking. In addition, our audit committee oversees the performance of our internal audit function and considers and approves or disapproves any related-party transactions.

Corporate Governance Guidelines

The Board of Directors has adopted our Corporate Governance Guidelines Policy which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines Policy is available on our website at www.membershipcollectivegroup.com by selecting the “Governance” tab and then the “Governance Documents” link.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Our code of ethics is available on our principal corporate website at www.membershipcollectivegroup.com. Information contained on our website or connected thereto does not constitute a part of, and is not incorporated by reference into, this proxy statement.

Prohibition on Hedging and Pledging of Company Securities

The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors, consultants and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan without the prior consent of the Company.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our Board of Directors or any individual director may send written communications to our Board of Directors or such director c/o Corporate Secretary, Membership Collective Group Inc., 180 Strand, London, WC2R 1EA. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our Board of Directors, based on the subject matter. Communications that are unrelated to the duties and responsibilities of the Board of Directors will not be forwarded.

Delinquent Section 16(a) Reports

Pursuant to Section 16 of the Securities Exchange Act of 1934, executive officers, directors, and holders of more than 10% of the Company’s common stock are required to file reports of their trading in Company equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filings required to be made by its reporting persons complied with all applicable Section 16 filing requirements during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have established a written related party transaction policy that provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest with certain exceptions. Covered persons include any director, executive officer, director nominee, stockholders known to us to beneficially own 5% or more of our voting securities or any affiliates and immediate family members of the foregoing. Any such related party transactions shall require advance approval by a majority of our independent directors or by our Audit Committee.

The related party transactions described below have all been approved pursuant to the Company’s existing related party transaction policy.

Transactions with Our Owners and Directors

Through Soho Works (LA), LLC, we are a party to a property lease agreement as of December 27, 2018 for 9100-9110 West Sunset Boulevard, LA, California with The Yucaipa Companies LLC, an affiliate of our Sponsor. This lease runs for a term of 15 years until December 31, 2033, with options to extend for two additional five-year terms. The operating lease asset and liability associated with this lease are $11 million and $17 million as of January 2, 2022, respectively. Rent expense associated with this lease totaled $3 million during the fiscal year ended January 2, 2022.

Through Soho-Ludlow Tenant LLC, we are a party to a property lease agreement dated May 3, 2019 for 137 Ludlow Street, New York with 137 Ludlow Gardens, LLC, an affiliate of our Sponsor. This lease runs for a term of 22 years until April 20, 2041, with options to extend for three additional five-year terms. The operating lease asset and liability associated with this lease are $9 million and $15 million as of January 2, 2022, respectively. Rent expense associated with this lease totaled $1 million during the fiscal year ended January 2, 2022.

Through Little House West Hollywood, LLC, we are a party to a property lease agreement dated February 19, 2021 for 8465 Hollywood Drive, West Hollywood, California with GHWHI, LLC, an affiliate of our Sponsor. This lease runs for a term of 15 years from October 16, 2021, with options to extend for two additional five-year terms. The starting rent is $4,932,738 per annum.

During the fiscal year ended January 2, 2022, from time to time Soho House Design has provided design services to certain of our owners and directors in the ordinary course and at market rates in a total amount of $1 million.

Soho Restaurants—Management Services Arrangements

Soho House Limited provides certain management services to Quentin Partners Limited at cost. This arrangement enables Quentin Partners Limited to provide management services to Soho Restaurants Limited, a casual fast-dining business that previously formed part of the Soho House group but which was spun-out in December 2017. Our Sponsor, Mr. Caring and Mr. Jones are owners of Quentin Partners Limited, which in turn owns 100% of Soho Restaurants Limited.

Soho Restaurants Loan Notes

Soho Restaurants Limited (or an affiliate of Soho Restaurants Limited) issued to Soho House UK Limited (i) in September 2020, £1.8 million ($2.5 million) in aggregate principal amount of unsecured interest bearing loan notes, (ii) in October 2020, £400,000 ($546,000) in aggregate principal amount of unsecured interest bearing loan notes, (iii) in December 2020, £400,000 ($546,000) in aggregate principal amount of unsecured interest bearing loan notes, and (iv) in November 2021, £600,000 ($820,000) in aggregate principal amount of unsecured interest bearing loan notes (together, the ‘Soho Restaurants Loan Notes’) to fund working capital. Interest accrues at 8% per annum under each of the Soho Restaurants Loan Notes. The Soho Restaurants Loan Notes constitute unsecured obligations and the rights of the noteholders under such Soho Restaurants Loan Notes are subordinated to any secured senior indebtedness of Soho Restaurants Limited. The Soho Restaurants Loan Notes do not have a stated maturity date; however, the Soho Restaurants Loan Notes become due and payable, in part or in whole, at any time at the option of the holder or Soho Restaurants Limited. If Soho Restaurants Limited or its affiliate, as applicable, fails to pay any amounts due and payable on the Soho Restaurants Loan Notes when they become due, Soho Restaurants Limited or its affiliate, as applicable, shall pay to the holder default interest at a rate of 3.00% per annum on such overdue amount. The Soho Restaurants Loan Notes are currently outstanding. The Company expects these to be recoverable.

Soho Restaurants Lease Guarantees

Through certain of our subsidiaries, we guarantee the obligations of Soho Restaurants Limited (and its subsidiaries) under 8 property leases (the “Soho Restaurants Leases”) to which Soho Restaurants Limited (or its subsidiaries) are party (the “Soho Restaurants Guarantees”). The Soho Restaurants Guarantees are historical lease guarantees that have remained in place following the spin out of Soho Restaurants Limited from the Soho House group in December 2017. The lease guarantees of the Soho Restaurants Leases are all full lease term guarantees. In the event that Soho Restaurants Limited (or its subsidiaries) fails to make any required rental or other payments under any of the Soho Restaurants Leases, the Soho Restaurants Guarantees provide that we shall become obligated to make such required payments. The principal terms of each of the Soho Restaurants Leases are described in the table below:

Property	Lessor	Lessee	Guarantor(s)	Aggregate payments due on lease in fiscal 2021	Term of Lease
Dirty Burger
Arch 54 South Lambeth Road, Vauxhall, London	Network Rail Infrastructure Limited	Dirty Burger Limited	Soho House UK Limited	$45,000	August 5, 2013 to August 4, 2023

27a Mile End Road, Whitechapel, London	Interstate Financial Ventures SA	Dirty Burger Limited	SHG Acquisition (UK) Limited	$65,000	November 22, 2013 to November 21, 2028

Tea Building, Shoreditch, London	Derwent Valley London Limited	Dirty Burger Limited	Soho House Limited	$562,000	April 27, 2015 to March 24, 2031

17 Exmouth Market, London	The Honourable Charlotte Anne Townshend & James Reginald Townshend and Ilchester Trustee Company Limited	Dirty Burger Limited	SHG Acquisition (UK) Limited	$89,000	November 20, 2015 to November 19, 2030
Chicken Shop

128 Allitsen Road, St John’s Wood, London	Manatee Properties Limited	Chicken Shops Galore Limited	Soho House UK Limited	$102,000	November 25, 2015 to November 24, 2035

Property	Lessor	Lessee	Guarantor(s)	Aggregate payments due on lease in fiscal 2021	Term of Lease
46 The Broadway, Crouch End, London	Longmill Management Co Ltd	Chicken Shops Galore Limited	SHG Acquisition (UK) Limited	$125,000	October 21, 2015 to October 20, 2030

Piano House, Brixton, London	TCN (Brixton) Limited	Chicken Shops Galore Limited	Soho House UK Limited	$134,000	June 27, 2016 to June 26, 2036

7A Chestnut Grove, Balham, London	Raj Thaker	Chicken Shops Galore Limited	Soho House UK Limited	$61,000	July 27, 2006 to July 26, 2022 (extended to March 22, 2035)

As of the Record Date, we have not made any guarantee payments nor have we become obligated to make any payments pursuant to any Soho Restaurants Guarantee.

In 2021, we converted some of the Soho Restaurants Limited sites into Soho Studios, a new space for Soho Friends and Soho House members, to further support our membership growth plans.

The Ned Hotel

On September 25, 2014, through Ned-Soho House LLP (the “LLP”), we entered into a hotel management agreement to operate The Ned hotel in London in return for a fee. The LLP is 50% owned by the Company and 50% owned by an affiliate of our Chairman, Mr. Burkle. Pursuant to a separate limited liability partnership agreement dated September 25, 2014 in relation to Poultry Ownership LLP, the Company is also a member of Poultry Ownership LLP, in connection with which it is entitled (once minimum IRR hurdles have been achieved) to a share in the upside brought about by the increased property value driven by the operations. Our Chairman, Mr. Burkle has a beneficial interest in the LLP and Poultry Ownership LLP through various affiliated companies. Total payments to us in respect of these management fees was $1,308,000 for fiscal 2021.

We have entered into certain hotel management agreement(s) under ‘The Ned’ brand in relation to a property in New York, United States. The related property is owned by affiliates of our Sponsor and consists of hotel rooms, restaurant(s) and a private members’ club. We did not generate management fees in fiscal 2021 as the property is not yet open.

Issuance of Class B Common Stock in Connection with the IPO

Prior to the IPO, our business was conducted through Soho House Holdings Limited and its subsidiaries. We formed Membership Collective Group Inc., a Delaware corporation and the issuer of the shares of Class A common stock. Certain stockholders of Soho House Holdings Limited consisting of members of the Voting Group exchanged their equity interests in Soho House Holdings Limited for a number of shares of Class B common stock of Membership Collective Group Inc. having an equivalent value to such equity interests. Certain other existing stockholders of Soho House Holdings Limited who are not members of the Voting Group exchanged their equity interests for a number of shares of Class A common stock of Membership Collective Group Inc. having an equivalent value to such equity interests. The shares of Class B common stock of Membership Collective Group Inc. have the same rights to dividends and distributions, whether in cash or stock, as the shares of Class A common stock, but entitle the holder of shares of Class B common stock to ten votes per share on matters presented to the stockholders of Membership Collective Group Inc. Pursuant to our Certificate of Incorporation, each holder of our Class B common stock shall have the right to convert its shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Additionally, shares of Class B common stock will automatically convert into shares of Class A common stock, on a one-for-one basis, upon transfer to any non-permitted holder of Class B common stock.

Stockholders’ Agreement

Concurrently with the IPO, the members of the Voting Group entered into a Stockholders’ Agreement pursuant to which the Voting Group agreed to vote together as a group so long as the Voting Group owns a requisite percentage of our total outstanding share of common stock.

Pursuant to the Stockholders’ Agreement, the Voting Group and certain members thereof are entitled to designate a number of individuals to be included in the nominees recommended by our Board for election to our Board, so long as the Voting Group owns a requisite percentage of our total outstanding shares of common stock. The Voting Group and its members are entitled to designate individuals for nomination for election to our Board as follows:

•

so long as the Voting Group owns at least 35% of our total outstanding shares of common stock, it is entitled to designate nine directors for nomination, of which Yucaipa shall have the right to designate seven directors for nominations, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination;

•

so long as the Voting Group owns less than 35% but at least 15% of our total outstanding shares of common stock, it is entitled to designate six directors for nomination, of which Yucaipa shall have the right to designate four directors for nominations, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination;

•

so long as the Voting Group owns less than 15% but at least 9% of the shares of our total outstanding shares of common stock, it is entitled to designate three directors for nomination of which Yucaipa shall have the right to designate one director for nomination, Mr. Caring shall have the right to designate one director for nomination and Mr. Jones shall have the right to designate one director for nomination; and

•

in the event that the Voting Group owns less than 9% of our total outstanding shares of common stock, neither the Voting Group nor any members (subject to the following paragraph) is entitled to designate any individuals for nomination for election to the Board;

provided, however, that in the event at any time Mr. Caring. or Mr. Jones (at such time as Mr. Jones is not also our Chief Executive Officer) (including their respective affiliates and family members) shall own less than 5% of our total outstanding shares of common stock, such member shall no longer have the nominee designation rights set forth above and such designation shall instead be made by Yucaipa.

Separately, in each case where any individual member owns more than 5% of the total number of our outstanding shares of common stock at any time after the Voting Group owns less than 9% of our total outstanding shares of common stock, each such member is entitled to nominate one director for election. However, the other Voting Group members shall have no obligation to vote in favor of any such nomination. Additionally, for so long as Mr. Jones serves as our Chief Executive Officer, he is entitled to remain as a director on our Board.

The members of the Voting Group have agreed in the Stockholders’ Agreement to vote their shares of the common stock in favor of the directors nominated as set forth above.

Once the Voting Group owns less than 15% of our total outstanding shares of common stock, all remaining shares of Class B common stock will convert on a one-for-one basis into shares of Class A common stock.

Registration Rights Agreement

We have entered into a registration rights agreement with each member of the Voting Group, which includes affiliates of the Sponsor, Mr. Jones, Mr. Caring, and certain other stockholders (including Goldman Sachs affiliates (the “Goldman Sachs affiliates”)). The registration rights agreement provides certain members of the

Voting Group and certain other stockholders (including the Goldman Sachs affiliates) with demand registration rights, including shelf registration rights, in respect of any of our shares of Class A common stock beneficially owned by it, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to each such member of the party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock beneficially owned by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of each stockholders and any person who is or might be deemed a control person, (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

Fee Agreements

In return for arranging, and providing financial and transaction advisory services in connection with, the issuance of senior secured notes and Senior Preference Shares to certain funds managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates, our Sponsor received a fee in an aggregate of $10,200,000 pursuant to a fee letter arrangement with the Company dated March 23, 2021.

Our Sponsor provided us with assistance in preparing for a successful IPO and becoming a public company, and as a consequence, upon effectiveness of the registration statement we entered into a contingent fee agreement under which, following the consummation of the IPO, we paid Yucaipa Alliance Management LLC, an affiliate of our Sponsor, a fee that is equal to 2% of the proceeds of the IPO, or $8,559,000.

Senior Secured Notes

On March 31, 2021, Soho House Bond Limited, a wholly-owned subsidiary of Soho House Holdings Limited, issued senior secured notes pursuant to a Notes Purchase Agreement in aggregate amounts equal to $295 million, €62 million ($73 million) and £53 million ($73 million), which were subscribed for by certain funds managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates. The senior secured notes are currently listed on The International Stock Exchange.

The LINE/Saguaro Transaction

On June 22, 2021, we entered into a membership interests purchase agreement of approximately $26 million with Sydell Group LLC to acquire the shares in the companies that together operate existing and future ‘The LINE’ and ‘Saguaro’ hotels in the United States, in return for the issuance of 1,900,599 class C2 ordinary shares in Soho House Holdings Limited to Sydell Group LLC. Among the key assets acquired are the hotel management agreements under which the acquired companies operate, or will operate, the hotel businesses. Of the seven hotel management agreements acquired, five relate to properties owned by affiliates of our Sponsor.

On June 22, 2021, we acquired the operating agreements relating to the ‘The LINE’ and ‘Saguaro’ hotels. The hotels that are currently operational are located in Los Angeles, Washington, Austin, Scottsdale and Palm Springs, and among them offer a variety of food and beverage offerings together with approximately 1,470 hotel rooms. Two further hotels are under development in San Francisco and Atlanta. We believe the transaction has broadened our geographic reach in North America.

EXECUTIVE AND DIRECTOR COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.

Overview

Prior to our IPO, compensation decisions for our executive officers were made by our Board of Directors. In connection with the IPO, we established a Compensation Committee of our Board of Directors (the “Committee”) that is responsible for setting the compensation of our executive officers.

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our culture and long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. For fiscal 2021, the material elements of our executive compensation program were base salary and equity awards.

This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer and our two other most highly compensated executive officers. We refer to these individuals as our “named executive officers.” For fiscal 2021, our named executive officers were:

•	Nick Jones, Chief Executive Officer;

•	Andrew Carnie, President; and

•	Martin Kuczmarski, Chief Operating Officer.

2021 Compensation Of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with us. During fiscal 2020, we established the Soho House Impact Fund to benefit employees facing financial hardship as a result of the COVID-19 pandemic. The fund was administered by Prism The Gift Fund, a registered UK charity, who independently reviewed and awarded all monetary grants to employees in need. Messrs. Jones, Carnie and Kuczmarski each voluntarily contributed 40% from the net pay of their respective base salaries over a three-month period to the Soho House Impact Fund. Mr. Jones made an additional personal contribution of £250,000 (US$320,000) to the fund. Messrs. Jones, Carnie and Kuczmarski also sacrificed 20% of their base salaries over a six-month period in fiscal 2020 and a further four-month period during fiscal 2021. Please see the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts received by each named executive officer in fiscal 2021.

Bonus Scheme

Historically, we have provided our senior leadership team with short-term incentive compensation through a discretionary bonus scheme. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our bonus scheme provides cash incentive awards based on a qualitative assessment of performance. In light of the impact of COVID-19 on our operations in fiscal 2021, our management team recommended no performance related bonuses in fiscal 2021 and, accordingly, none of our named executive officers received an annual incentive payout with respect to fiscal 2021 performance.

Equity Awards

In fiscal 2021, we granted equity awards to Messrs. Carnie and Kuczmarski in the form of restricted stock units. We did not grant any equity awards to Mr. Jones in fiscal 2021.

In connection with our IPO in July 2021, we granted restricted stock unit awards to Messrs. Carnie and Kuczmarski with respect to 1,607,378 and 401,845 shares of our Class A common stock, respectively. These awards are scheduled to vest 25% on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment through each applicable vesting date. In addition, in December 2021, we granted restricted stock units to Mr. Kuczmarski with respect to 40,599 shares of our common stock, which fully vested on January 17, 2022.

Prior to fiscal 2021, each of the named executive officers received grants of growth shares in the form of Class D ordinary shares. Growth shares entitled the recipient to participate on a pro rata basis in the increase in the fair market value of the Company following the date of grant, subject to an equity value threshold and the occurrence of a liquidity event in the form of a change in control or initial public offering. Growth share awards were scheduled to vest in 25% annual increments based on the recipient’s continued service through the applicable vesting date and accelerated vesting by one year in the event of an initial public offering. In connection with our IPO, the growth share awards held by our named executive officers were exchanged for restricted shares of our common stock based on the value of the underlying Class D ordinary shares prior to the closing of the IPO, with a portion of the award accelerating upon the occurrence of the IPO in accordance with the original terms of the growth share awards.

Please see the “Stock Awards” column in the fiscal 2021 Summary Compensation Table for the grant date fair value of the restricted stock units received by each of the named executive officers in fiscal 2021 and the “2021 Outstanding Equity Awards at Fiscal Year-End” for a summary of equity awards held by the named executive officers as of January 2, 2022.

Fiscal Year 2021 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in fiscal year 2021 and 2020. During fiscal 2020, we established the Soho House Impact Fund to benefit employees facing financial hardship as a result of the COVID-19 pandemic. The fund was administered by Prism The Gift Fund, a registered UK charity, who independently reviewed and awarded all monetary grants to employees in need. Messrs. Jones, Carnie and Kuczmarski each voluntarily contributed 40% from the net pay of their respective base salaries over a three-month period to the Soho House Impact Fund. Mr. Jones made an additional personal contribution of £250,000 (US$320,000) to the fund. Messrs. Jones, Carnie and Kuczmarski also sacrificed 20% of their base salaries over a six-month period in fiscal 2020 and a further four-month period during fiscal 2021.

The amounts reported in the table in respect of the stock awards are valued in accordance with SEC disclosure rules based on the grant date fair value and do not reflect the actual economic value that may be realized by our named executive officers, which will vary depending on the performance of our Class A common stock and whether the underlying vesting conditions are satisfied. As at the date of this proxy statement, none of the restricted stock unit awards granted in fiscal year 2021 are vested other than the December 2021 grant to Mr. Kuczmarski of 40,599 shares of our Class A common stock, which fully vested on January 17, 2022. As noted above, the awards granted in connection with the IPO are scheduled to vest 25% on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment through each applicable vesting date.

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Nick Jones	2021	2,597,485	—	—	—	—	39,631	2,637,116
Chief Executive Officer	2020	2,322,000	—	3,288,035	—	—	58,587	5,668,622
Andrew Carnie	2021	1,277,831	—	22,503,292	—	—	3,853	23,784,976
President	2020	703,995	—	3,288,035	—	—	3,587	3,995,617
Martin Kuczmarski	2021	974,392	—	6,048,872	—	—	3,016	7,026,280
Chief Operating Officer	2020	703,995	—	3,288,035	—	—	2,808	3,994,838

(1)	Amounts reported in this table are converted from British pounds, where applicable, to U.S. dollars based on the average exchange rate for fiscal 2021 and 2020, as applicable.
(2)

Amounts reported in this column represent the base salary earned during fiscal 2021 and 2020 by each of the named executive officers. As noted above, Messrs. Jones, Carnie and Kuczmarski each voluntarily contributed 40% from the net pay of their respective base salaries over a three-month period to the Soho House Impact Fund. Mr. Jones made an additional personal contribution of £250,000 (US$320,000) to the fund. Messrs. Jones, Carnie and Kuczmarski also sacrificed 20% of their base salaries over a six-month period in fiscal 2020 and a further four-month period during fiscal 2021.

(3)

Amounts reported in this column for 2021 represent the aggregate grant date fair value of the restricted stock units awarded to each of the named executive officers in fiscal 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), calculated based on the closing share price of a share of common stock as of the grant date and the number of shares subject to the award. These amounts are valued in accordance with SEC disclosure rules based on grant date fair value and do not reflect the actual economic value that may be realized by our named executive officers, which will vary depending on the performance of our Class A common stock and whether the underlying vesting conditions are satisfied.

(4)

Amounts reported in this column for Mr. Jones relates to the cost of providing Company car services as well as medical premiums, while the amounts reported for Messrs. Carnie and Kuczmarski consist of medical premiums and retirement contributions.

2021 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Nick Jones	130,289	(2)	1,665,093
Andrew Carnie	130,289	(2)	1,665,093
	1,607,378	(3)	20,542,291
Martin Kuczmarski	130,289	(2)	1,665,093
	401,845	(3)	5,135,579
	40,599	(4)	518,855

(1)	The market value of shares or units of stock that have not vested reflects a stock price of $12.78, our closing stock price on December 31, 2021, the last trading day in fiscal 2021.

(2)

These restricted stock awards vested or will vest 25% on each of July 19, 2021, August 25, 2021, August 25, 2022 and August 25, 2023, subject to the named executive officer’s continued employment through each applicable vesting date.

(3)	These restricted stock units will vest 25% on each of July 19, 2022, 2023, 2024 and 2025, subject to the named executive officer’s continued employment through each applicable vesting date.
(4)	These restricted stock units vested on January 17, 2022.

Employment Agreements

Nick Jones

The Company entered into an employment agreement with Mr. Jones, the Company’s founder, Chief Executive Officer and one of our principal stockholders in July 2021. The terms of Mr. Jones’ current employment agreement provide for the employment of Mr. Jones as Chief Executive Officer at a base salary of £2,000,000 per year, subject to annual increases of up to 10% at the discretion of the Board, and payment into a personal pension of a sum not exceeding 5% of Mr. Jones’ annual base salary. In addition, pursuant to the employment agreement, Mr. Jones is entitled to participate in a bonus scheme with an annual bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary. The employment agreement may be terminated upon 12 months’ written notice from either the Company or Mr. Jones (or, in case of a termination by the Company due to disability, nine months’ written notice), with the Company having the election to place Mr. Jones on garden leave.

Andrew Carnie

The Company entered into an employment agreement with Mr. Carnie as President in July 2021. The terms of Mr. Carnie’s current employment agreement provide for the employment of Mr. Carnie as President at a base salary of £1,100,000 per year and provides for participation in the Company’s bonus scheme with an annual bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary and participation in the Company’s enhanced pension scheme. Under the terms of Mr. Carnie’s existing employment agreement, his employment may be terminated upon six months’ written notice from either the Company or Mr. Carnie, with the Company having the election to place Mr. Carnie on garden leave.

Martin Kuczmarski

The Company entered into an employment agreement with Mr. Kuczmarski as Chief Operating Officer in July 2021. The terms of Mr. Kuczmarski’s current employment agreement provide for the employment of Mr. Kuczmarski as Chief Operating Officer at a base salary of £800,000 per year and provides for the participation in the Company’s bonus scheme with an annual bonus opportunity of 100% of base salary and a maximum bonus opportunity of 200% of base salary and participation in the Company’s enhanced pension scheme. Under the terms of Mr. Kuczmarski’s existing employment agreement, his employment may be terminated upon six months’ written notice from either the Company or Mr. Kuczmarski, with the Company having the election to place Mr. Kuczmarski on garden leave.

Pension Plan

Employees, including each of our named executive officers, participate in a statutory pension scheme, which provides for Company contributions based on a percentage of base salary. Participants are always vested in their contributions to the plan. Under the terms of the pension scheme, participants receive benefits following the attainment of a statutory retirement age. No amounts have been set aside or accrued by the Company to provide pension, retirement or similar benefits.

Director Compensation

Our non-employee director compensation program includes an initial annual value of $300,000 payable 1/3 in cash and 2/3 in equity. In addition, members of our board committees receive an additional retainer of

$25,000, with the Audit Committee chair receiving an additional retainer of $50,000. Directors may also receive goods and services in kind in the form of rooms and food and beverages from our Houses from time to time. None of Messrs. Burkle, Caring, Jones or Carnie receive additional compensation for their service on the Board or any committee thereof.

The following table set forth the compensation for each of our non-employee directors in fiscal 2021. The awards below were made in accordance with the above compensation amounts.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
Nicole Avant	69,293	186,667	255,960
Richard Caring	—	—	—
Alice Delahunt	69,293	186,667	255,960
Mark Ein	69,293	186,667	255,960
Joe Hage	69,293	186,667	255,960
Yusef D. Jackson	57,745	186,667	244,412
Ben Schwerin	57,745	186,667	244,412
Bippy Siegal	57,745	—	57,745
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	69,293	186,667	255,960
Dasha Zhukova	57,745	186,667	244,412

(1)

Amounts reported in this column reflect the grant date fair value of each restricted stock unit award computed in accordance with ASC 718, excluding estimated forfeitures. The amounts reported are calculated based on the company’s closing stock price on the date of grant multiplied by the number of shares subject to the restricted stock unit award. As of January 2, 2022, our non-employee directors had equity awards outstanding with respect to the following number of shares: Ms. Avant—restricted stock units, 13,333.33; Ms. Delahunt—restricted stock units, 13,333.33; Mr. Ein—restricted stock units, 13,333.33; Mr. Hage—restricted stock units, 13,333.33; Mr. Jackson—restricted stock units, 13,333.33; Mr. Schwerin—restricted stock units, 13,333.33; Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani—restricted stock units, 13,333.33; and Ms. Zhukova—restricted stock units, 13,333.33. Neither Mr. Caring nor Mr. Siegal held any restricted stock units or other outstanding equity awards with respect to the Company as of December 31, 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options and restricted stock units granted to our employees, consultants, and directors, as well as the number of shares of Class A common stock remaining available for future issuance, under our equity compensation plans as of January 2, 2022.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights(1)		Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	8,463,360	(2)	$12.72	(3)	9,484,453	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	8,463,360		$12.72		9,484,453

(1)	Excludes restricted stock units.

(2)

Includes 2,622,877 restricted stock units that were outstanding on January 2, 2022 under the Company’s 2021 Equity and Incentive Plan. Restricted stock unit awards may be settled only for shares of Class A common stock on a one-for-one basis.

(3)	Only option awards were used in computing the weighted-average exercise price.
(4)

This amount represents shares of Class A common stock available for issuance under the Company’s 2021 Equity and Incentive Plan. Awards available for grant under the Company’s 2021 Equity and Incentive Plan include nonqualified stock options, stock appreciation rights and restricted stock units or performance awards. The number of shares of our common stock reserved for issuance under our 2021 Equity and Incentive Plan will, subject to approval by our Board of Directors, increase on the first day of each calendar year, beginning with the calendar year ended December 31, 2022, and continuing until (and including) the calendar year ended December 31, 2031, with such annual increase equal to the lesser of (i) 5% of the number of shares of Class A common stock issued and outstanding on the last day of the immediately prior fiscal year and (ii) an amount determined by our Board of Directors.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors and the Audit Committee are asking our stockholders to ratify the appointment by the Audit Committee of BDO LLP, or BDO, as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending January 1, 2023. Stockholder ratification of such selection is not required by our amended and restated bylaws or any other applicable legal requirement. However, our Board of Directors is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain BDO for the fiscal year ending January 1, 2023. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

BDO has audited our financial statements since 2008. Representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed for various professional services rendered by BDO:

	Year Ended January 3, 2021	Year Ended December 29, 2019
Audit fees	$2,488,756	$2,660,793
Audit-related fees	$45,714	$—
Tax fees	$—	$275,187
All other fees	$—	$—
Total fees	$2,534,470	$2,935,980

Audit fees above are professional services associated with the audit of our financial statements and the filing of our registration statements in connection with our IPO. Audit-related fees for the year ended January 2, 2022 consist of fees for attestation services. Tax fees for the year ended January 3, 2021 relate to tax compliance services.

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our Board of Directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit, permitted non-audit and tax services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The Audit Committee may delegate pre-approval authority to one or more of its members, provided that any decisions of such member or members to grant pre-approvals must be presented to the full Committee at its next scheduled meeting.

All of the services described above were approved by the Audit Committee.

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO LLP.

Audit Committee Report

The Audit Committee oversees our independent registered public accounting firm and assists our Board of Directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended January 2, 2022 with management and BDO LLP our independent registered public accounting firm;

•	discussed with BDO LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from BDO LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of BDO LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022 for filing with the SEC.

Submitted by the Audit Committee of our Board of Directors:

Mark Ein, Chairperson
Nicole Avant
Alice Delahunt

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our shares of Class A common stock and our shares of Class B common stock as of the Record Date by (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares of Class A common stock or our shares of Class B common stock (including any securities convertible or exchangeable within 60 days into shares of Class A common stock or shares of Class B common stock, as applicable), (2) each of our named executive officers, (3) each of our directors and director nominees and (4) all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Holders of our shares of Class B common stock are entitled to convert their shares of Class B common stock on a one-for-one basis for shares of Class A common stock at any time at the option of the holder. Accordingly, for the purposes of this table each holder of shares of Class B common stock is deemed to be the beneficial owner of an equal number of shares of Class A common stock (in addition to any other shares of Class A common stock beneficially owned by such holder), which is reflected in the tables below under the columns “Number of Shares” and “Percent” for the shares of Class A common stock.

The percentage of shares beneficially owned is computed on the basis of 60,767,464 shares of our Class A common stock outstanding and 141,500,385 shares of our Class B common stock outstanding, each as of April 25, 2022. Shares of our common stock that a person has the right to acquire within 60 days of April 25, 2022, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares of Class A common stock and shares of Class B common stock, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Membership Collective Group Inc., 515 W. 20th Street, New York, New York 10011, (212) 627-9800.

	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Class B Common Stock Beneficially Owned	Percentage of Total Voting Power
Name of beneficial owner
>5% Stockholders
The Voting Group(1)	144,974,941	71.7%	141,500,385	100%	96.1%
Affiliates of Goldman Sachs(2)	15,651,792	25.8%	—	—	1.1%
Pelham Capital Ltd(3)	6,364,506	10.5%	—	—	*
Third Point LLC(4)	3,750,000	6.2%	—	—	*
Affiliates of the Bank of New York Mellon Corporation(5)	3,190,304	5.3%	—	—	*
Affiliates of Baron Capital Group, Inc.(6)	3,173,818	5.2%	—	—	*

	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Class B Common Stock Beneficially Owned	Percentage of Total Voting Power
Directors, Director Nominees and Named Executive Officers
Nick Jones(1)	12,042,171	6.0%	8,767,615	6.2%	6.2%
Andrew Carnie	260,577	*	—	—	*
Martin Kuczmarski	282,033	*	—	—	*
Ron Burkle(1)	91,794,440	45.4%	91,594,440	64.7%	62.1%
Nicole Avant	—	*	—	—	*
Richard Caring(7)(1)	41,138,330	20.3%	41,138,330	29.1%	27.9%
Alice Delahunt	—	—	—	—	*
Mark Ein	—	—	—	—	—
Joe Hage	—	—	—	—	—
Yusef D. Jackson	19,000	*	—	—	*
Ben Schwerin	—	—	—	—	—
Bippy Siegal(8)	2,169,584	3.6%	—	—	*
Her Excellency Sheikha Al Mayassa Bint Hamad Al-Thani	—	—	—	—	—
Dasha Zhukova	—	—	—	—	—
All Directors, Director Nominees and Executive Officers as a group (15 persons)(9)	147,716,962	73.0%%	141,500,385	100.0%	96.3%

(1)	Based on a Schedule 13G filed by the below reporting persons on February 14, 2022, reporting ownership as of December 31, 2021.

	Reporting Person	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power
i.	Nick Jones	12,042,171	—
ii.	Richard Caring	41,138,330	—
iii.	Ron Burkle	200,000	91,594,440
iv.	Yucaipa American Alliance (Parallel) Fund II, L.P. (“Parallel Fund”)	—	30,897,218
v.	Yucaipa American Alliance Fund II, L.P. (“Fund II”)	—	46,899,423
vi.	Yucaipa American Alliance Fund III, L.P. (“Fund III”)	—	1,123,325
vii.	Yucaipa Soho Works, Inc. (“Soho Fund” and, together with Parallel Fund, Fund III and Fund II, the “Yucaipa Funds”)	—	353,763
viii.	Global Joint Venture Investment Partners LP (“Global JV”)	—	10,871,215
ix.	OA3, LLC (“OA3”)	—	1,449,496

Mr. Jones is the founder and Chief Executive Officer of the Company and serves as a director on the Board. Mr. Caring also serves as a director on Board. Mr. Burkle serves as Executive Chairman and a director of the Board. In addition, Mr. Burkle is the controlling partner of an affiliate of the Yucaipa Funds, of Global JV and of OA3 and, as such, may be deemed to have voting and dispositive control of the shares of Class A common stock held by each of the Yucaipa Funds, Global JV and OA3. Mr. Burkle disclaims beneficial ownership over these securities, except to the extent of his pecuniary interest therein.

Each of Mr. Jones, Mr. Caring, Parallel Fund and Fund II is a party to a Stockholders’ Agreement with the Company pursuant to which he/it agreed, on behalf of himself/itself and certain of his/its affiliates and family members (which includes each of the reporting persons), to vote together as a group with respect to certain matters concerning the Company (the Voting Group), so long as the Voting Group owns a requisite percentage of the Company’s total outstanding common stock. The members of the Voting Group, in the aggregate, hold all of the Company’s issued and outstanding Class B common stock, as well as 3,474,556 shares of Class A common stock. Each share of Class B common stock is entitled to ten votes per share. As a result, when voting together as a group, the Voting Group controls over 90% of the combined voting power of the Company and is able to control any action requiring Company shareholder approval. Each member of the Voting Group disclaims voting and dispositive power over the shares of Class A common stock and Class B common stock held by the other members of the Voting Group.

The address of Mr. Burkle, the Yucaipa Funds, Global JV and OA3 is c/o The Yucaipa Companies, 9130 W. Sunset Blvd., Los Angeles, CA 90069.

(2)

Based on a Schedule 13D filed by the below reporting persons on December 23, 2021, reporting ownership as of October 12, 2021. All of these entities reported no sole voting or dispositive power over shares of common stock.

	Reporting Person	Shared Voting and Dispositive Power
i.	The Goldman Sachs Group, Inc. (“GS Group”)	15,651,792
ii.	Goldman Sachs & Co. LLC (“Goldman Sachs”)	15,651,792
iii.	West Street Strategic Solutions Fund I, L.P. (“West Street Fund I”)	5,682,004
iv.	West Street Strategic Solutions Fund I-(C), L.P. (“West Street Fund I-(C)”)	558,307
v.	WSSS Investments W, LLC (“WSSS Fund W”)	6,994,784
vi.	WSSS Investments X, LLC (“WSSS Fund X”)	263,420
vii.	WSSS Investments I, LLC (“WSSS Fund I”)	296,103
viii.	WSSS Investments U, LLC ( “WSSS Fund U”)	316,507
ix.	Broad Street Principal Investments, L.L.C. (“BSPI”)	1,140,310
x.	West Street CT Private Credit Partnership, L.P. ( “West Street CT PCP,” and together with West Street Fund I, West Street Fund I-(C), WSSS Fund W, WSSS Fund X, WSSS Fund I and WSSS Fund U, the “GS Funds”)	275,184

The GS Funds are investment vehicles managed by, or affiliates of, Goldman Sachs. Each of the above reporting persons (other than BSPI and the GS Funds, solely with respect to the shares of Class A common stock that they directly hold) expressly disclaims beneficial ownership of the shares. The address of each of reporting person 200 West Street, New York, NY 10282.

(3)

Based on a Schedule 13G filed by Pelham Capital Ltd. (“Pelham”) and Ross Turner on February 11, 2022, reporting ownership as of December 31, 2021. Pelham and Mr. Turner reported sole voting and dispositive power over 6,364,506 shares of Class A common stock. Mr. Turner may be deemed to exercise voting and dispositive power over shares held by affiliates of Pelham. The address of Pelham is Smithson Plaza, 14th Floor, 25 James’s Street, London SW1A 1HA United Kingdom.

(4)

Based on a Schedule 13G filed by Third Point LLC (“Third Point”) and Daniel S. Loeb on February 14, 2022, reporting ownership as of December 31, 2021. Third Point and Mr. Loeb each reported shared voting and dispositive power over 3,750,000 shares of Class A common stock. The address of Third Point LLC is 55 Hudson Yards, New York, New York 10001.

(5)

Based on a Schedule 13G filed by The Bank of New York Mellon Corporation (“BNY”), BNY Mellon IHC, LLC (“BNYLLC”), MBC Investments Corporation (“MBC”) and Newton Investment Management North America, LLC (“Newton”) on February 2, 2022, reporting ownership as of December 31, 2021. BNY reported sole voting power over 3,111,675 shares of Class A common stock, sole dispositive power over 462,927 shares of Class A common stock and shared dispositive power over 2,727,377 shares of Class A common stock. BNYLLC reported sole voting power over 3,099,435 shares of Class A common stock, sole dispositive power over 450,687 shares of Class A common stock and shared dispositive power over 2,727,377 shares of Class A common stock. MBC reported sole voting power over 3,099,435 shares of Class A common stock, sole dispositive power over 450,687 shares of Class A common stock and shared dispositive power over 2,727,377 shares of Class A common stock. Newton reported sole voting power over 3,034,562 shares of Class A common stock, sole dispositive power over 385,814 shares of Class A common stock and shared dispositive power over 2,727,377 shares of Class A common stock. The address of BNY and its affiliates is 240 Greenwich Street, New York, New York 10286.

(6)

Based on a Schedule 13G filed by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron on February 14, 2022, reporting ownership as of December 31, 2021. BAMCO reported shared voting and dispositive power over 3,000,000 shares of Class A common stock. BCG and Mr. Baron reported shared voting and dispositive power over 3,173,818 shares of Class A common stock. BCM reported shared voting and dispositive power over 173,818 shares of Class A common stock. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address of BCG and its affiliates is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(7)

Includes 41,138,330 shares of Class A common stock underlying an identical number of shares of Class B common stock held by Mr. Caring. All of Mr. Caring’s shares are pledged to a financial institution.

(8)	Represents shares of Class A common stock owned by Raycliff Capital LLC and affiliates of which Mr. Siegal disclaims beneficial ownership.
(9)	Includes 141,500,385 shares of Class A common stock underlying an identical number of shares of Class B common stock held by our current directors and executive officers as a group.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2023 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Membership Collective Group Inc., 180 Strand, London, WC2R 1EA, United Kingdom, no later than December 30, 2022, and must comply with additional requirements established by the SEC. Pursuant to our amended and restated bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 22, 2023 and not later than March 24, 2023 and must otherwise comply with the requirements set forth in our amended and restated bylaws.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 23, 2023.

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and promptly return a proxy card, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our website, www.membershipcollectivegroup.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. We will provide, without charge, on the written request of any stockholder, a copy of our 2021 Annual Report on Form 10-K. Stockholders should direct such requests to Ben Nwaeke, the Company’s Secretary at Membership Collective Group Inc., 180 Strand, London, WC2R 1EA.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Ben Nwaeke
Ben Nwaeke, Chief Legal Officer and Corporate Secretary

Date: April 29, 2022

SCAN TO VIEW MATERIALS & VOTE w MEMBERSHIP COLLECTIVE GROUP INC. 180 STRAND VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above GREATER LONDON WC2R 1EA UNITED KINGDOM Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 21, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MCG2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 21, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D80907-P73275 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MEMBERSHIP COLLECTIVE GROUP INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Class I Nominees: For Withhold 1a. Ron Burkle ! ! 1b. Nick Jones ! ! 1c. Andrew Carnie ! ! 1d. Richard Caring ! ! Class II Nominee: 1e. Bippy Siegal ! ! The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2. To ratify the appointment of BDO LLP as the independent registered public accounting firm of the company for the fiscal year ending January 1, 2023. ! ! ! NOTE: To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D80908-P73275 MEMBERSHIP COLLECTIVE GROUP INC. Annual Meeting of Stockholders June 22, 2022 11:00 AM Eastern Time (4:00 PM British Summer Time) This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Nick Jones and Ben Nwaeke, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MEMBERSHIP COLLECTIVE GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held in person at Soho Works Dumbo located at 55 Water Street, Brooklyn, NY 11201, United States and via a live webcast at www.virtualshareholdermeeting.com/MCG2022 on June 22, 2022, at 11:00 AM Eastern Time (4:00 PM British Summer Time), and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side